Exhibit 10.20

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.
3333 Beverly Road	3333 Beverly Road
Hoffman Estates, IL 60179	Hoffman Estates, IL 60179

August 6, 2012

Steven D. Barnhart

1143 N. Sheridan Road

Lake Forest, IL 60045

Dear Steve,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as Senior Vice President, Chief Financial Officer of Sears Hometown and Outlet Stores, Inc. (“SHO”). Prior to the effective date of the spin-off of SHO (“Spin-off”), you will report to Rob Schriesheim, Executive Vice President, Chief Financial Officer of SHC and upon the effective date of the Spin-off you will report to Bruce Johnson who will be Chief Executive Officer and President of SHO. Your start date will be August 22, 2012. This letter serves as confirmation of our offer, on behalf of SHO, subject to the contingencies listed below.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $500,000.

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Participation in the Sears Hometown and Outlet Stores, Inc. Annual Incentive Plan (“SHO AIP”) with an annual incentive opportunity of 75% of your base salary. For the 2012 plan year, your target amount is $375,000 and you will receive the greater of: a) 50% of your 2012 target (“Special Incentive Award”) or b) the actual amount payable to you based on 2012 financial goal attainment (assuming no proration based on your start date). The Special Incentive Award will be reduced by any amount payable to you under the 2012 SHO AIP. With respect to any incentive payable for the 2012 fiscal year, it will be paid by April 15, 2013, provided that you are actively employed through February 2, 2012 (the last day of the 2012 fiscal year). For any fiscal year after 2012, any incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date. Further details regarding your 2012 SHO AIP target award will be provided to you following the later of your start date and the approval of the 2012 SHO AIP.

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Participation in the Sears Hometown and Outlet Stores, Inc. Long-Term Incentive Program (“SHO LTIP”). SHO, like SHC, intends to provide annual LTIP awards to its executives. You will first become eligible to participate in an LTIP starting with the 2012 SHO LTIP when finalized and approved by the SHO Board of Directors, with an incentive opportunity of 100% of your base salary. Your 2012 LTIP target will not be pro-rated and will be equivalent to a full year target award. Further details regarding your 2012 SHO LTIP target award will be provided to you following the approval of the 2012 SHO LTIP.

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You will receive a one-time sign-on bonus of $300,000 (gross). This sign-on bonus will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with SHC (other than for Good Reason as defined under the Executive

Steven D. Barnhart

August 6, 2012

Severance Agreement referred to below) prior to the Spin-off or with SHO following the Spin-off, or are terminated by SHC or SHO for misconduct or integrity issues, you will be required to repay (a) if such termination occurs within twelve (12) months of your start date, the full amount of the payment paid to you or (b) if such termination occurs during the thirteenth through twenty-fourth month of employment, the full amount reduced by 1/12th for each full month that you remain employed after the first twelve (12) months of employment. In either case, your repayment obligation includes any taxes withheld for such amounts, unless prohibited by law, to SHC (or SHO if termination occurs after the Spin-off) and is due within thirty (30) days of your last day worked.

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You will be eligible to receive a special cash retention bonus of $400,000 (gross). This special bonus will be scheduled to vest on a graded basis, with one-third of the bonus vesting and becoming payable as soon as administratively possible following each of the first, second and third anniversaries of your start date, provided you are actively employed on the applicable payment date. In the event you are terminated by SHC or SHO other than for Cause or by you for Good Reason (as such capitalized terms are defined in the Executive Severance Agreement referred to below), you will be deemed to be vested in any portion of this special cash retention bonus scheduled to vest in during the twelve (12) months immediately following such termination date.

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You represent and warrant to SHC that (a) as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates, including SHO, and (b) you are not, except as disclosed to and approved by SHC in advance of your start date, (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, other than USA Technologies and Lake Forest Open Lands Association which memberships have been approved by SHC, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services,. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHC pre-Spin-off or SHO post-Spin-off, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

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You will be required to sign an Executive Severance Agreement (“Agreement”). If your employment with SHC or SHO is terminated by SHC or SHO (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement):

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Before the completion of the first anniversary of the effective date of the Spin-off, you will receive twelve (12) months of salary continuation, equal to your base salary plus an amount equivalent to your target annual incentive at the time of termination, subject to mitigation; or

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After the first anniversary of the effective date of the Spin-off, you will receive twelve (12) months of salary continuation, equal to the total of your base salary at the time of termination, subject to mitigation.

Steven D. Barnhart

August 6, 2012

In addition, your definition of Good Reason shall include the Spin-off not being completed during the twelve (12) months following your start date, in which case if you terminate your employment for this reason within twelve (12) months of your start date, you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination plus an amount equivalent to your target annual incentive, subject to mitigation. For purposes of this Agreement, mitigation will not include any approved external director fees that you are otherwise receiving and/or earning at the time of such termination. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. This offer is contingent upon you signing this Agreement. This Agreement with SHC will be assigned to and assumed by SHO effective as of the Spin-off in accordance with Section 20 of the Agreement.

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You will be eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) personal days per year, after completing six (6) months of service.

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You will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other SHO executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer also is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

Steve, we are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to me, Dean Carter, at SHMC address shown above.

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.

/s/ Dean Carter	/s/ Robert Riecker
Dean Carter	Robert Riecker
Chief Human Resources Officer	Interim Financial Officer

Enclosures

Accepted:

/s/ Steven D. Barnhart	8/6/2012
Steven D. Barnhart	Date